EXHIBIT 3.1.1


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                 OF CONN'S, INC.
                               (the "Corporation")

         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned Corporation files the following Certificate of Amendment to its Certificate of Incorporation (the "Certificate of Incorporation"), which amends Article Ten thereof so as to, among other things, provide for a minimum number of directors constituting the entire Board of Directors (the "Board") and no maximum number, and remove the provision providing for a classified Board.

                                        I

         The name of the Corporation is Conn's, Inc.

                                       II

         The following amendments to the Certificate of Incorporation were adopted by the Board on April 8, 2004 and by the stockholders of the Corporation on June 3, 2004:

                  Article Ten, Section B of the Company's Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                  "B. Except as otherwise provided for or fixed pursuant to the provisions of Article FOUR of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors, the total number of directors which shall constitute the entire Board of Directors of the Corporation shall be no less than three (3) directors. The number of directors which shall constitute the entire Board of Directors shall be determined as set forth in the Bylaws of the Corporation. Except with respect to the current terms of directors elected prior to the effective time of the amendment eliminating the classified Board of Directors, who shall serve the remainder of their term, each director shall hold office until the next annual meeting of the stockholders of the Corporation following such director's election or appointment and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed."

                  Article Ten, Section E of the Company's Certificate of Incorporation is being renumbered as Article Ten, Section C and is hereby amended and restated to read in its entirety as follows:

                  "C. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of directors and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director."

                  Article Ten, Sections C and D of the Company's Certificate of Incorporation are hereby removed. Accordingly, Article Ten, Sections F, G and H are hereby amended to reflect their respective correct heading.


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                                       III

         The number of votes of holders of capital stock of the Corporation entitled to vote at the time of such adoption was 23,151,799, which represents one vote for each of the 23,151,799 shares of common stock, par value $0.01 per share, outstanding and entitled to vote on the amendments.

                                       IV

         The number of votes which voted for the amendments was 19,543,972 while the number of votes which voted against the amendments was 3,607,827. No holders abstained from voting on the amendments.

                                        V

         These amendments to Article Ten of the Corporation's Certificate of Incorporation have been duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law.


         IN WITNESS WHEREOF, I have hereunto set my hand as of the 3rd day of June, 2004.


                               CONN'S, INC.


                               By:      /s/ C. William Frank
                                  ---------------------------------------------
                                   C. William Frank
                                   Executive Vice President and Chief Financial
                                   Officer